NATIONAL RESEARCH CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT
(Associates with less than 1 year of service)

        THIS AGREEMENT, made and entered into as of this _ day of ______, ___ by and between NATIONAL RESEARCH CORPORATION, a Wisconsin corporation (the “Company”), and ________________ (the “Optionee”).

W I T N E S S E T H :

        WHEREAS, the Company has adopted the National Research Corporation 2001 Equity Incentive Plan (the “Plan”) to permit options to purchase shares of the Company’s common stock, $.001 par value (“Common Stock”), to be granted to employees of the Company and its Affiliates.

        WHEREAS, the Optionee is employed by the Company and the Company desires him or her to secure or increase his or her stock ownership in the Company in order to increase his or her incentive and personal interest in the welfare of the Company; and

        WHEREAS, the option granted under this Agreement is not intended to constitute an incentive stock option (“Nonqualified Stock Option”), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:

        1.    Grant.

            (a)     Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee a Nonqualified Stock Option to purchase from the Company the number of shares of Common Stock (hereinafter referred to as the “Optioned Shares,” and the option to purchase the Optioned Shares referred to as the “Option”), in accordance with the following schedule:

Date of Grant ("Grant Date")	Number of Shares to be Granted ("Earned Option")
_____ __, 200_	____ Shares
_____ __, 200_	____ Shares
_____ __, 200_	____ Shares

        If the Optionee is not an employee of the Company or an Affiliate on the applicable Grant Date, the grant of an Option pursuant to this paragraph 1(a) on such Grant Date shall immediately terminate and be of no further force or effect.

        2.    Option Price. The price to be paid for the Optioned Shares shall be 100% of the fair market value of such stock on the Grant Date (the “Option Price”), as determined by the Board of Directors of the Company (The “Board”) or Committee.

        3.    Term. The Option shall expire five years from the date of this agreement and shall not be exercisable thereafter.

        4.    Time of Exercise. Except as otherwise provided herein, an Earned Option shall vest and become exercisable according to the following schedule:

Years From Grant Date	Cumulative Percentage of Earned Option Which May Be Exercised ("Vested Amount")
After 1 year	50%
After 2 years	100%

        5.    Manner of Exercise and Payment. The Optionee may, subject to the limitations of this Agreement, exercise all or any portion of the Vested Amount by providing written notice to the Company of the Optionee’s intent to exercise the Option, delivered to the Secretary of the Company at its principal office, specifying the number of shares with respect to which the Option is being exercised, accompanied by payment for such shares: (a) in cash or its equivalent; (b) by tendering previously acquired shares of Common Stock valued at their fair market value at the time of exercise, as determined by the Board or Committee; (c) by any combination of (a) and (b); or (d) by delivery (including by facsimile) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the Option Price.

        6.    Termination of Employment.

            (a)     If the employment of Optionee terminates by reason of death or disability, as determined by the Board or Committee, then, notwithstanding the provisions of paragraph 4, an Earned Option shall be 100% vested on the date of termination of the Optionee’s employment, and the Optionee (or his or her personal representative) may exercise the Earned Option or any portion thereof during the period of twelve (12) months after termination of the Optionee’s employment; provided, however, that neither the Option nor any portion thereof shall be exercisable after it has expired pursuant to paragraph 3 hereof.

            (b)     If the employment of Optionee is terminated for any reason other than death or disability, an Earned Option, to the extent not then vested, shall immediately terminate and the Optionee (or his or her personal representative) may exercise the Earned Option or any portion thereof to the extent vested pursuant to paragraph 4 hereof during the period of 90 days after the date of such termination of employment and not thereafter; provided, however, that neither the Earned Option nor any portion thereof shall be exercisable after it has expired pursuant to paragraph 3 hereof.

        7.    Nontransferability of Option. Except as may be otherwise provided by the Board or Committee, the Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and is exercisable during the Optionee’s lifetime only by the Optionee.

        8.    Tax Withholding.

            (a)     It shall be a condition of the obligation of the Company to issue or transfer shares of Common Stock upon exercise of the Option, and to issue or transfer any other shares of Common Stock to the Optionee pursuant to the Plan or any other agreements entered into between the Optionee and the Company thereunder, that the Optionee shall pay to the Company upon its demand, or agree that the Company may withhold from compensation due the Optionee, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the Option. If the Optionee fails to comply with this Section 8, the Company may refuse to issue or transfer shares of Common Stock upon exercise of the Option.

            (b)     The Optionee may elect to have the Company withhold that number of Optioned Shares otherwise issuable to the Optionee upon exercise of the Option or to deliver to the Company a number of shares of Common Stock, in each case, having a fair market value at the time of exercise, as determined by the Board or Committee, equal to the minimum amount required to be withheld as a result of such exercise. The election must be made in writing and delivered to the Company on or prior to the date of exercise.

        9.    Capital Adjustments Affecting Stock. In the event of a capital adjustment resulting from a stock dividend (other than a stock dividend in lieu of an ordinary cash dividend), return of capital dividend, stock split, spin-off, reorganization, recapitalization, merger, consolidation, combination or exchange of shares or the like, the Optioned Shares shall be adjusted in a manner consistent with such capital adjustment; provided, however, that no such adjustment shall require the Company to sell any fractional shares and the adjustment shall be limited accordingly. The price of any shares under the Option shall be adjusted such that there will be no change in the aggregate purchase price payable upon exercise of the Option. The determination of the Board or Committee as to any adjustment shall be final.

        10.    Restriction on Transfer of Common Stock. The shares to be acquired upon exercise of the Option may not be sold or offered for sale except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), and any applicable state securities laws, (ii) in a transaction satisfying the requirements of Rule 144 promulgated under the Act or (iii) in a transaction which, in the opinion of counsel for the Company, is exempt from the registration provisions of the Act and applicable state securities laws.

        11.    Rights as Shareholder. The Optionee shall not be deemed for any purposes to be a shareholder of the Company with respect to any of the Optioned Shares except to the extent that the Option shall have been exercised, such shares shall have been fully paid, and a stock certificate issued therefor.

        12.    Power of Company Not Affected. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employment of the Company or any Affiliate.

        13.    Interpretation by Board or Committee. As a condition of the granting of the Option, the Optionee agrees, for the Optionee and his or her personal representatives, that this Agreement may be interpreted by the Board or Committee and that any interpretation by the Board or Committee of the terms of this Agreement and any determination made by the Board or Committee pursuant to this Agreement shall be final, binding and conclusive.

        14.    Amendment or Modification. No term or provision of this Agreement may be amended, modified or supplemented orally, but only by an instrument in writing signed by the party against which or whom the enforcement of the amendment, modification or supplement is sought.

        15.    The Plan. The Option is granted under and pursuant to the Plan, which shall govern all rights, interests, obligations and understandings of both the Company and the Optionee. All capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

        16.    Effective Date. Each Option granted under this Agreement shall be effective on its respective Grant Date, but contingent upon completion of the Company’s initial public offering of Common Stock.

        17.    Governing Law. This Agreement shall be governed by the internal laws of the State of Nebraska as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

        18.    Requirements of Law. The issuance of shares of Common Stock upon the exercise of the Option shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges or markets as may be required.

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer, and the Optionee has executed this Agreement as of the day and year first above written.

NATIONAL RESEARCH CORPORATION
By:_______________________________________
Title: President
OPTIONEE:
_________________________________________
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